Exhibit 99.1 Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement. This announcement is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy securities in the United States or in any other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Neither this announcement nor anything herein forms the basis for any contract or commitment whatsoever. Neither this announcement nor any copy hereof may be taken into or distributed in the United States. The securities referred to herein have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. No public offer of securities is to be made by the Company in the United States. NOTICE OF LISTING ON THE STOCK EXCHANGE OF HONG KONG LIMITED (incorporated in the Cayman Islands with limited liability) (Stock Code: 1128 and Debt Stock Code: 5279, 5280) US$1,000,000,000 5.125% SENIOR NOTES DUE 2029 (Debt Stock Code: 40102) Sole Global Coordinator and Left Lead Bookrunner Deutsche Bank Joint Bookrunners Banco Nacional Ultramarino, Bank of China Bank of Communications S.A. Macau Branch Co., Ltd. Macau Branch BNP PARIBAS BOC International BofA Securities DBS Bank Ltd. ICBC (Macau) J.P. Morgan Scotiabank SMBC Nikko United Overseas Bank Limited * For identification purposes only. 1

Application has been made to The Stock Exchange of Hong Kong Limited for the listing of and permission to deal in the US$1,000,000,000 5.125% senior notes due 2029 (the “Notes”) to be issued by Wynn Macau, Limited (the “Company”) by way of debt issue to professional investors (as defined in Chapter 37 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong)) only, as described in the offering memorandum of the Company dated 10 December 2019. The listing of and permission to deal in the Notes is expected to become effective on or about 18 December 2019. By Order of the Board Wynn Macau, Limited Dr. Allan Zeman Chairman Hong Kong, 17 December 2019 As at the date of this announcement, the Board comprises Matthew O. Maddox and Ian Michael Coughlan (as Executive Directors); Linda Chen (as Executive Director and Vice Chairman); Craig S. Billings (as Non-Executive Director); Allan Zeman (as Independent Non-Executive Director and Chairman); and Jeffrey Kin-fung Lam, Bruce Rockowitz, Nicholas Sallnow-Smith and Leah Dawn Xiaowei Ye (as Independent Non-Executive Directors). 2